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                                                                     EXHIBIT 4.3

[CRYPTOLOGIC LOGO]

December 18, 2001

Mr. Jim Ryan
16134 Mountainview Road
Caledon East, Ontario
L0N 1E0

Dear Jim:

I am delighted to extend an offer to you for the position of Chief Financial Officer, with CryptoLogic Inc. In this role, you will report to me and will be located at the company headquarters at 1867 Yonge Street in Toronto.

As Chief Financial Officer, you will be charged with leading CryptoLogic's accounting, planning, and finance, and play a key role in investor relations and mergers and acquisitions activities to make a significant contribution to the company's growth and success. The Board of Directors, David Outhwaite and I look forward to working closely with you in this regard. As discussed, you will begin your employment in this role on or before January 28, 2002.

The terms and conditions of this offer are as follows:

BASE SALARY: Your annual base salary will be $220,000, to be paid on a bi-monthly basis and reviewed in January of each calendar year.

THREE MONTH BONUS: In lieu of the bonus payment you will forfeit with your previous employer as you join CryptoLogic, the company is prepared to offer you a three month bonus of $25,000 which will be paid after three months of joining the company.

ANNUAL BONUS: Your target bonus will be 40% of base salary, paid in January based on performance in the previous calendar year. The parameters for individual and corporate performance which shall determine payout versus target, will be agreed by you and me at the start of each year.

LONG-TERM INCENTIVE PLAN: As Chief Financial officer, you will be provided with an allocation of 60,000 stock options in CryptoLogic Inc. These options will be priced at the closing price of the stock on any date of your choice between the date on which you start your employment and the date of signing this agreement. You have to advise me immediately in writing as to the date of pricing of the stock options. These options will vest in equal amounts every 12 months from your start date over the next 4 years.

Further allocations of stock options may be made in the future, at the discretion of the CEO and the Board of Directors.

VACATION: Four weeks annually, to be taken each year, non-cumulative, with timing mutually agreed to.

BENEFITS: You will be enrolled in the CryptoLogic benefits program, which is attached. Furthermore, we will waive all waiting periods for your participation in the benefits program.

TERMINATION: In the event your employment is terminated by the company for any reason other than cause, you will receive six months annual base salary (less applicable withholding taxes) plus full benefits coverage for you and your family.

                                CRYPTOLOGIC INC.
              1867 YONGE STREET, 7TH FLOOR, TORONTO, CANADA M4S 1Y5
                      TEL (416) 545-1455 FAX (416) 545-1454

                                                                           .../2

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                                       -2-

OTHER BENEFITS: A car allow for $800 per month will be added to your compensation.

As with all senior officers of CryptoLogic, this offer is conditional upon your signing our Non-Competition Agreement and Confidentiality Agreement which is attached and passing our probity review.

Jim, let me say how much I look forward to your joining us and your contribution to the future success of our business.

This offer remains in effect until the close of business on December 20, 2001. To indicate your acceptance of the terms of this officer, please sign below and return one copy of this letter by that time.

Yours truly,

/s/ Jean Noelting
-------------------------
Jean Noelting
Chief Executive Officer

Copy to: Dennis Wing                                 AGREED TO AND ACCEPTED:

                                                     /s/ James A. Ryan
                                                     ---------------------------
                                                     Jim Ryan

                                                     Date: December 19, 2001

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                                    EXHIBIT 2

                        EMPLOYEE NON-DISCLOSURE AGREEMENT

TO: CRYPTOLOGIC INC.

In consideration of my employment with CryptoLogic Inc., I hereby agree as follows:

1.       CONFIDENTIAL INFORMATION

I agree at all times during my employment and for a period of two (2) years thereafter to hold in confidence and not to use, nor remove from CryptoLogic Inc.'s premises, nor disclose to any person, firm, corporation or other entity, including media, except with the express authorization of an officer of CryptoLogic Inc., any Confidential Information.

"Confidential Information" means any proprietary information of CryptoLogic Inc. or any of its subsidiaries, affiliates or related entities (collectively "CryptoLogic) irrespective of its form or method of transmission, including but not limited to data, trade secrets, know-how, research, manuals, product plans, products, services, customer lists (including, but not limited to, licensees), software, developments, computer programs, inventions, processes, formulas, algorithms, technology, designs, drawings, engineering, hardware configuration information, business opportunities, marketing, financial or other business information related in any way to the business of CryptoLogic. Confidential Information does not include any of the above mentioned items which has become publicly known through no fault on my part.

I will use Confidential Information solely in the course of my employment and solely for the benefit of CryptoLogic.

I agree to hold all confidential or proprietary information received by CryptoLogic from third parties in confidence, and not to disclose such information to any person, firm or corporation or other entity, or to use it except as is necessary to carry out my work for CryptoLogic, and I shall comply with any agreements CryptoLogic has with such third parties regarding the confidentiality of such information.

2.       INTELLECTUAL PROPERTY RIGHTS

I agree to fully disclose to CryptoLogic, hold in trust for the sole right and benefit of CryptoLogic and assign to CryptoLogic or its designee all right, title, and interest, including all intellectual property rights, throughout the world, in and to any and all discoveries, inventions, developments, concepts, improvements, software, notes, charts, algorithms, formulae and all other original works, whether or not patentable or registrable under copyright or similar laws, which I solely or jointly with someone else conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the course of my employment with CryptoLogic (collectively referred to as "Works"), and I hereby expressly disclaim and waive all rights, including moral rights, in Works in favour of CryptoLogic. Moreover, I will not incorporate into Works any code which I know to be a virus or harmful.

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I agree to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, or other formats) of all Works The records will be available to and remain the sole property of CryptoLogic at all times, and shall be returned to CryptoLogic when my employment shall terminate or expire. I covenant that I am the author of Works and that they are original.

I agree to assist CryptoLogic in securing its rights in Works, and any copyrights, patents, or other intellectual property rights relating thereto, throughout the world, including signing all documents necessary, even after the termination or expiration of my employment for any reason. If I am unable or unwilling to assist CryptoLogic in this regard, I irrevocably appoint the CEO of CryptoLogic to act as my attorney to execute all such documents on my behalf.

3.       CONFLICTING EMPLOYMENT

I agree that during the course of my employment with CryptoLogic, I will not engage in any other employment, occupation, consulting or other business activity related to the business CryptoLogic, or any business in which it may become involved, nor will I engage in any other activities that conflict with my contractual or common law obligations to CryptoLogic.

4.       RETURN OF DOCUMENTS

Upon the termination or expiration of my employment with CryptoLogic, for any reason, I will immediately deliver to CryptoLogic, and will not retain, copy, reproduce, recreate or deliver to anyone else, all property of CryptoLogic which is in my possession, including Confidential Information, Works, hardware, software, any materials related thereto, and all copies or reproductions thereof.

5.       FORMER EMPLOYER INFORMATION

I agree that during my employment with CryptoLogic I will not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity, and that I will not bring onto CryptoLogic's premises any proprietary information belonging to any such employer, person or entity which is not publicly known, unless consented to in writing by such employer, person or entity.

6.       NON-SOLICITATION COVENANT

I agree that for twelve (12) months immediately following the termination or expiration of my employment with CryptoLogic, I will not directly or indirectly solicit, induce, recruit or encourage any of CryptoLogic's employees or consultants to leave their employment with CryptoLogic for any reason. Moreover, I will not directly or indirectly solicit, induce, or encourage any of CryptoLogic's customers, licensees, business partners or any person or entity engaged in a business relationship of any kind with CryptoLogic to terminate such business relationship for any reason.

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7.       GENERAL

My obligations under this Agreement will survive the termination or expiration of my employment with CryptoLogic. If any portion of this Agreement is determined to be invalid or unenforceable for any reason, that will not affect the validity or enforceability of the remaining portions of this Agreement, and if such portion is severed, and the remainder of the Agreement will remain in full force and effect.

This Agreement constitutes the entire agreement between myself and CryptoLogic with respect to the subject matter herein, and I do not rely on any warranties, representations or other agreements with respect to this subject matter other than the ones contained herein.

This Agreement will be governed by the laws of the Province of Ontario and I submit to the non-exclusive jurisdiction of the courts of the Province of Ontario. If I breach this Agreement, CryptoLogic will have, in addition to all other rights and remedies available to, the right to obtain equitable relief by way of an injunction restraining such breach, and to specific performance of any provision of this Agreement.

Signed at Toronto, Ontario, Canada this 19th day of December 2001.

/s/ Anna La Caprara                                     /s/ James A. Ryan
-----------------------------                           ------------------------
Signature of Witness                                    Signature of Employee

Anna La Caprara                                         James A. Ryan
-----------------------------                           ------------------------
Name of Witness                                         Name of Employee